Exhibit 99.1

Ciphergen Biosystems, Inc. 6611 Dumbarton Circle Fremont, California 94555 Toll-free: +1 888 864 3770 Tel: +1 510 505 2100 Fax: +1 510 505 2101 www.ciphergen.com

For Immediate Release:

Ciphergen Biosystems, Inc.

Sue Carruthers

Investor Relations

(510) 505 2297

Ciphergen Adds Pharmaceutical Executive to Board of Directors

Fremont, CA, June 9, 2005 — Ciphergen Biosystems, Inc. (Nasdaq:CIPH) announced today that James S. Burns, President and Chief Executive Officer of EntreMed, Inc., a public clinical-stage pharmaceutical company developing drugs for the treatment of cancer and inflammatory diseases, has joined Ciphergen’s Board of Directors.

William E. Rich, President and CEO of Ciphergen, stated “Jim’s experience and accomplishments in both the pharmaceutical and laboratory products industry will add an important perspective to our Board, especially given our increased initiatives to further penetrate the pharmaceutical industry with our technology and services.”

Prior to joining EntreMed in June 2004, Mr. Burns was a co-founder and served as President and as Executive Vice President of MedPointe Inc., a specialty pharmaceutical company.  From 2000-2001, he served as a founder and Managing Director of MedPointe Capital Partners, a private equity firm that led the leveraged buyout to form MedPointe Pharmaceuticals.  From 1993-1999, Mr. Burns served as a founder, Chairman, President and CEO of Osiris Therapeutics, Inc., a privately held biotechnology company.  From 1986-1992, he was Vice Chairman of HealthCare Investment Corporation and a founding General Partner of Healthcare Ventures L.P., a venture capital partnership specializing in forming companies built around new pharmaceutical and biotechnology products.  From 1981-1986, Mr. Burns served as Group President and as Vice President of the Laboratory Products Group at Becton Dickinson and Company.  Previously, he was a Vice President and Partner at Booz Allen & Hamilton. Mr. Burns is Chairman of the Executive Committee of the International BioResources Group, the American Type Culture Collection (ATCC), and a Trustee of the University of Maryland Biotechnology Institute.  He earned his BS and MS degrees in biological sciences from the University of Illinois and an MBA degree from DePaul University.

James Burns commented, “I’m delighted to be joining Ciphergen’s Board and participating in important strategic decisions that the company will face over the next several years as it seeks to expand commercialization of its unique proteomics technology.”

About Ciphergen

Ciphergen’s Biosystems Division develops, manufactures and markets a family of ProteinChip® Systems and services for clinical, research, and process proteomics applications.  ProteinChip Systems enable protein discovery, characterization, identification and assay development to provide researchers with predictive, multi-marker assay capabilities and a better understanding of biological function at the protein level.  Ciphergen’s Diagnostics Division is dedicated to the discovery of protein biomarkers and panels of biomarkers and their development into protein molecular diagnostic tests that improve patient care; and to providing collaborative R&D services through its Biomarker Discovery Centers® for biomarker discovery for new diagnostic tests as well as pharmacoproteomic services for improved drug toxicology, efficacy and theranostic assays.  Additional information about Ciphergen can be found at www.ciphergen.com.

Safe Harbor Statement

Note Regarding Forward-Looking Statements: For purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”), Ciphergen disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act.  Examples of such forward-looking statements include statements regarding the initiatives to further penetrate the pharmaceutical industry, the discovery of biomarkers and their development into diagnostic tests that improve patient care.  Actual results may differ materially from those projected in such forward-looking statements due to various factors, including ProteinChip technology’s ability to successfully discover, validate and assay biomarkers and patterns of biomarkers have diagnostic utility, and our ability to protect and promote our proprietary technologies.  Investors should consult Ciphergen’s filings with the Securities and Exchange Commission, including its Form 10-Q dated May 10, 2005, for further information regarding these and other risks of the Company's business.

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Ciphergen, ProteinChip and Biomarker Discovery Center are registered trademarks of Ciphergen Biosystems, Inc.